Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of Masterworks Vault 1, LLC of our report dated April 26, 2024, relating to the consolidated financial statements of the Company as a whole and for each listed Series. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ AGD Legal, S. C.

AGD Legal, S. C.

Cancun, Quintana Roo

January 24, 2025